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Lin Cummins
(248) 435-7112
linda.cummins@meritor.com

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Brett Penzkofer
(248) 435-9426
brett.penzkofer@meritor.com

Meritor Reports Second-Quarter Fiscal Year 2011 Results

Net Income Up 31 Percent Year-Over-Year

TROY, Mich. (May 3, 2011) — Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2011.

Second-Quarter Highlights
  Sales were $1.2 billion, up $324 million or 37 percent, from the same period last year.

  Net income on a GAAP basis was $17 million compared to $13 million in the prior year’s second quarter.

  Adjusted EBITDA was $81 million, up $20 million or 33 percent, from the same period last year.

  Cash flow from operations was $5 million in the second quarter of fiscal year 2011, compared to $65 million in the same period last year.

  Free cash flow was negative $18 million in the second quarter of fiscal year 2011, compared to positive $45 million in the same period last year.

  Added new participating banks in company’s revolving credit facility, resulting in additional $45 million to revolver that expires in January 2014 ($15 million of which was added in the third quarter).

  Completed divestiture of substantially all remaining light vehicle businesses and announced planned closure of European trailer business.
     “Continued improvement of commercial truck sales in all regions drove a 33-percent increase in Adjusted EBITDA year-over-year,” said Chairman, CEO and President Chip McClure. “While our team worked hard this quarter to capitalize on significantly higher volumes, rising steel costs, as well as launch costs related to the Caiman defense program, impacted our ability to fully benefit from increased revenue this quarter,” said McClure.

Second-Quarter Results

     For the second quarter of fiscal year 2011, Meritor posted sales of $1.2 billion, up 37 percent from the same period last year. This increase in sales was primarily due to stronger truck demand in the Americas and Europe. As compared to the first quarter of fiscal year 2011, sales in the second quarter were up 23 percent.

     Income from continuing operations, on a GAAP basis, was $1 million or $0.01 per diluted share, compared to income from continuing operations of $7 million or $0.09 per diluted share in the prior year. Adjusted income from continuing operations in the second quarter of fiscal year 2011 was $14 million, or $0.14 per diluted share, compared to $6 million, or $0.08 per diluted share, a year ago.

     Adjusted EBITDA was $81 million, compared to $61 million in the second quarter of fiscal year 2010. The adjusted EBITDA margin for the second quarter of fiscal year 2011 was 6.8 percent compared to 7.0 percent in the same period last year.

     The favorable impact of higher sales volumes this quarter was partially offset by rising steel costs and launch costs for the Caiman defense program. While Meritor has steel pricing adjustment programs in place with most major OEMs, the company is actively pursuing accelerated recovery actions to address the impact of these costs on the company’s near-term profitability.

     Free cash flow for the second quarter of fiscal year 2011 was negative $18 million compared to free cash flow of $45 million in the same period last year. This decrease was primarily due to additional working capital investments and higher capital expenditures required as global commercial vehicle and industrial markets continue to strengthen.

     This quarter, Meritor exercised the accordion feature of its credit agreement, which allowed the company to add new participating banks to the company’s revolving credit facility. This resulted in an additional $45 million ($15 million of which was added in the third quarter) to the facility that expires in January 2014.

Second-Quarter Segment Results

     Commercial truck sales were $693 million, up $235 million from the same period last year. Adjusted EBITDA for the Commercial Truck segment was $40 million for the quarter, up $25 million or 167 percent, from the second quarter of fiscal year 2010, primarily driven by increased sales from North America, with continued strengthening in Europe and record high volumes in South America.

     Sales for the company’s Industrial segment were $306 million, up $58 million from the second quarter of fiscal year 2010. Adjusted EBITDA for the company’s Industrial segment was $18 million, down $13 million, from the same period last year. The favorable impact of increased sales in Asia Pacific was more than offset by greater than anticipated launch costs associated with the Caiman defense program and the impact of lower sales of the Family of Medium Tactical Vehicles (FMTV) as production shifts to a new prime contractor.

     The Aftermarket & Trailer segment posted sales of $272 million, up $34 million from the same period last year. Adjusted EBITDA for Aftermarket & Trailer was $28 million, up $11 million or 65 percent from the second quarter of fiscal year 2010, driven primarily by the favorable impact of higher sales for the company’s core aftermarket replacement and trailer products. These increases were partially offset by lower sales of Meritor’s military service parts.

Completion of Light Vehicle Systems Divestiture

     On Jan. 3, 2011, the company completed the sale of its Body Systems business. This divestiture, in addition to the February 2011 sale of Meritor’s European shock absorber manufacturing facility in Bonneval, France, substantially completes Meritor’s multi-year transformation to focus entirely on its three core global business groups: Commercial Truck, Industrial, and Aftermarket & Trailer.

Name Change

     On March 30, the company announced it had officially changed its name to Meritor, Inc. Also on that date, the company began trading stock under the new ticker symbol MTOR.

     “With the company now focused on Commercial Truck, Industrial and Aftermarket & Trailer markets, we are proud to reassume the Meritor name as we concentrate on engineering and manufacturing products that offer our customers higher performance, energy efficiency and reliability,” said McClure.

Outlook for Third Quarter Fiscal Year 2011

     For the third quarter of fiscal year 2011, the company anticipates the following results from continuing operations:
  Revenue in the range of $1,300 million to $1,375 million.

  Adjusted EBITDA in the range of $100 million to $110 million.

  Adjusted income from continuing operations in the range of $20 million to $30 million.

  Free cash flow to be slightly positive.
     For fiscal year 2011, Meritor expects results for continuing operations in the following ranges for capital expenditures, interest expense, cash interest, income tax expense and cash income taxes:
  Capital expenditures in the range of $90 million to $105 million, up from $75 million to $90 million.

  Interest expense in the range of $100 million to $110 million.

  Cash interest in the range of $85 million to $95 million.

  Income tax expense in the range of $70 million to $90 million.

  Cash income taxes in the range of $50 million to $70 million.
     “We believe we have solid actions in place to achieve our long-term margin target,” said McClure. “We remain confident that a sharp focus on operational execution, management of premium costs, accelerated recovery of steel increases and normalization of defense volumes, should put us back on our glide path toward a 10-percent EBITDA margin by the end of 2012.”

Second-Quarter Fiscal Year 2011 Conference Call

     The company will host a conference call and Web cast to present the company’s fiscal year 2011 second-quarter financial results on Tuesday, May 3, 2011, at 10 a.m. (ET).

     To participate, call (617) 213-4850, ten minutes prior to the start of the call. Please reference pass code 80292815 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting meritor.com.

     A replay of the call will be available from 1 p.m. on May 3, to 11:59 p.m. May 10, 2011, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 40081331.

     To access the listen-only audio Web cast, visit the Meritor Web site at meritor.com and select the Web cast link from the home page or the investor page.

About Meritor, Inc.

     Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 11,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For more information, visit the company's web site at meritor.com.

Forward-Looking Statement

This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to our ability to successfully manage steeply increasing volumes in the commercial truck markets; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including the recent global economic crisis; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether the liquidity of the company will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; rising costs of pension and other postretirement benefits; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA and Free cash flow, which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

MERITOR, INC.

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(In millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Sales	$1,192	$868	$2,163	$1,668
Cost of sales	(1,074)	(771)	(1,941)	(1,482)
GROSS MARGIN	118	97	222	186
Selling, general and administrative	(71)	(68)	(143)	(134)
Restructuring costs	(11)	—	(14)	—
Other operating expense	(2)	—	(2)	—
OPERATING INCOME	34	29	63	52
Other income (loss)	(2)	1	(2)	1
Equity in earnings of affiliates	17	12	30	21
Interest expense, net	(24)	(31)	(51)	(54)
INCOME BEFORE INCOME TAXES	25	11	40	20
Provision for income taxes	(19)	—	(39)	(10)
INCOME FROM CONTINUING OPERATIONS	6	11	1	10
INCOME FROM DISCONTINUED OPERATIONS, net of tax	16	6	23	10
NET INCOME	22	17	24	20
Less: Net income attributable to noncontrolling interests	(5)	(4)	(9)	(7)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.
	$17	$13	$15	$13

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Income (loss) from continuing operations	$1	$7	$(8)	$3
Income from discontinued operations	16	6	23	10
Net income	$17	$13	$15	$13

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.01	$0.09	$(0.08)	$0.04
Discontinued operations	0.17	0.07	0.24	0.13
Diluted earnings per share	$0.18	$0.16	$0.16	$0.17

Diluted average common shares outstanding	96.9	83.1	93.8	79.0

Prior periods have been recast for discontinued operations.

MERITOR, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited, In millions)

	March 31,	September 30,
	2011	2010
ASSETS:
Cash and cash equivalents	$195	$343
Receivables, trade and other, net	734	579
Inventories	462	382
Other current assets	75	76
Assets of discontinued operations	3	341
TOTAL CURRENT ASSETS	1,469	1,721
Net property	402	389
Goodwill	437	432
Other assets	367	337
TOTAL ASSETS	$2,675	$2,879

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT):
Short-term debt	$84	$—
Accounts payable	822	670
Other current liabilities	357	358
Liabilities of discontinued operations	1	362
TOTAL CURRENT LIABILITIES	1,264	1,390
Long-term debt	948	1,029
Retirement benefits	1,162	1,162
Other liabilities	307	321

Shareowners’ deficit attributable to Meritor, Inc.	(1,046)	(1,054)
Noncontrolling interests	40	31
TOTAL EQUITY (DEFICIT)	(1,006)	(1,023)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,675	$2,879

MERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

(Unaudited, In millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Sales:
Commercial Truck	$693	$458	$1,268	$891
Industrial	306	248	536	474
Aftermarket & Trailer	272	238	497	460
Intersegment Sales	(79)	(76)	(138)	(157)
Total sales	$1,192	$868	$2,163	$1,668
EBITDA:
Commercial Truck	$40	$15	$73	$28
Industrial	18	31	35	55
Aftermarket & Trailer	28	17	41	34
Segment EBITDA	86	63	149	117
Unallocated Legacy and Corporate
Expense	(5)	(2)	(6)	(5)
Adjusted EBITDA	$81	$61	$143	$112
Depreciation and Amortization	(17)	(18)	(33)	(36)
Interest Expense, Net	(24)	(31)	(51)	(54)
Provision for Income Taxes	(19)	—	(39)	(10)
Noncontrolling Interests	(5)	(4)	(9)	(7)
Loss on Sale of Receivables	(2)	(1)	(3)	(2)
Restructuring Costs	(11)	—	(14)	—
Other Loss related to LVS Divestitures	(2)	—	(2)	—
Income (Loss) from Continuing Operations
attributable to Meritor, Inc.	$1	$7	$(8)	$3
Income from Discontinued Operations
attributable to Meritor, Inc.	16	6	23	10
Net Income	$17	$13	$15	$13

Prior periods have been recast for discontinued operations.

MERITOR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, In millions)

	Six Months Ended March 31,
	2011	2010
OPERATING ACTIVITIES
Income from continuing operations	$1	$10
Adjustments to income from continuing operations:
Depreciation and amortization	33	36
Restructuring costs, net of payments	6	(8)
Pension and retiree medical expense	35	45
Loss on debt extinguishment	—	13
Other adjustments to income from continuing operations, net	(15)	(17)
Pension and retiree medical contributions	(35)	(42)
Interest proceeds on note receivable	—	12
Changes in off-balance sheet receivable securitization and factoring	140	40
Changes in assets and liabilities	(181)	(22)
Operating cash flows provided by (used for) continuing operations	(16)	67
Operating cash flows provided by (used for) discontinued operations	(28)	25
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(44)	92
INVESTING ACTIVITIES
Capital expenditures	(42)	(24)
Other investing activities	1	3
Net investing cash flows used for continuing operations	(41)	(21)
Net investing cash flows used for discontinued operations	(71)	(2)
CASH USED FOR INVESTING ACTIVITIES	(112)	(23)
FINANCING ACTIVITIES
Net change in debt	—	(43)
Issuance and debt extinguishment costs	—	(44)
Proceeds from stock issuance	—	209
Other financing activities	6	(1)
Net financing cash flows provided by continuing operations	6	121
Net financing cash flows used for discontinued operations	—	(12)
CASH PROVIDED BY FINANCING ACTIVITIES	6	109
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	2	1
CHANGE IN CASH AND CASH EQUIVALENTS	(148)	179
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	343	95
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$195	$274

Prior periods have been recast for discontinued operations.

MERITOR, INC.

ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP

(Unaudited)

(In millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Income (loss) from continuing operations
attributable to Meritor, Inc.	$1	$7	$(8)	$3
Adjustments:
Restructuring costs	11	—	14	—
Other loss related to LVS divestitures	2	—	2	—
Loss on debt extinguishment	—	13	—	13
Gain on settlement of note receivable	—	(6)	—	(6)
Non-cash income tax charge reversals	—	(8)	—	(8)
Adjusted income from continuing
operations	$14	$6	$8	$2

Diluted earnings (loss) per share from
continuing operations	$0.01	$0.09	$(0.08)	$0.04
Impact of adjustments on diluted earnings
(loss) per share	0.13	(0.01)	0.17	(0.01)
Adjusted diluted earnings per share from
continuing operations	$0.14	$0.08	$0.09	$0.03

Prior periods have been recast for discontinued operations.

MERITOR, INC.

FREE CASH FLOW - RECONCILIATION
Non-GAAP

(Unaudited, in millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Cash flows provided by (used for) operating activities	$5	$65	$(44)	$92
Capital expenditures – continuing operations	(23)	(11)	(42)	(24)
Capital expenditures – discontinued operations	—	(9)	(6)	(21)
Free cash flow	$(18)	$45	$(92)	$47

Prior periods have been recast for discontinued operations.